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Exhibit (d)(1)(k)

                         SANFORD C. BERNSTEIN FUND, INC.
                         INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT, dated as of October 2, 2000 between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation, (the "Fund"), on behalf of the Bernstein Government Short Duration Portfolio, the Bernstein Short Duration Plus Portfolio, the Bernstein Intermediate Duration Portfolio, the Bernstein Diversified Municipal Portfolio, the Bernstein California Municipal Portfolio, the Bernstein New York Municipal Portfolio, the Bernstein Short Duration Diversified Municipal Portfolio, the Bernstein Short Duration California Municipal Portfolio, the Bernstein Short Duration New York Municipal Portfolio, the Bernstein Tax-Managed International Value Portfolio, the Bernstein International Value Portfolio II, and the Bernstein Emerging Markets Value Portfolio (the "Portfolios") and ALLIANCE CAPITAL MANAGEMENT L.P., a Delaware Limited Partnership (the "Adviser" or "Alliance").

         In consideration of the mutual agreements herein made, the parties hereto agree as follows:

         1. Duties of the Adviser. The Adviser shall manage the investment operations of the Portfolios and the Fund including, but not limited to, continuously providing the Portfolios with investment management, including investment research, advice and supervision, determining which securities or other investments including, but not limited to, debt and equity securities, options, and futures and options on futures, shall be purchased or sold by the Portfolios, making purchases and sales of securities and such other investments on behalf of the Portfolios and determining how voting and other rights with respect to securities and other investments owned by the Fund on behalf of the Portfolios shall be exercised, subject in each case to oversight by the Board of Directors of the Fund (the "Directors" or the "Board") and in accordance with the investment objectives and policies of the Fund and of the Portfolios set forth in the Registration Statement and the current Prospectus and Statement of Additional Information relating to the Fund or the Portfolio, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the "Act") and other applicable law. The Fund understands that the Adviser may also act as the investment manager to other persons or entities, including other investment companies.

         2. Limitation of Liability. Subject to Section 36 of the Act, the Adviser and the directors, officers and employees of the Adviser, shall not be liable to the Fund or the Portfolios for any error of judgment or mistake of law or for any loss arising out of any investment or the performance or non-performance of duties under this Agreement, except for willful misfeasance, bad faith or gross negligence in the performance of, or by reason of reckless disregard of, obligations and duties under this Agreement.


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         3. Indemnification. The Fund, on behalf of the Portfolio, shall indemnify and hold harmless the Adviser and the directors, officers, and employees of the Adviser, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the performance or non-performance of any duties under this Agreement, provided, however, that nothing herein shall be deemed to protect the Adviser or any director, officer or employee thereof against any liability to the Fund or its stockholders, to which the Adviser or any director, officer or employee thereof would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.

         4. Expenses. The Adviser shall pay all of its expenses arising from the performance of its obligations under Section 1 of this Agreement and shall pay any salaries, fees and expenses of the Directors who are employees of the Adviser. The Adviser shall not be required to pay any other expenses of the Fund or a Portfolio, including (a) the fees payable to Alliance under this Agreement and the Shareholder Servicing and Administrative Agreement; (b) the fees and expenses of Directors who are not affiliated with Alliance; (c) the fees and expenses of the Custodian and Transfer Agent including but not limited to fees and expenses relating to Fund accounting, pricing of the Portfolios' shares, and computation of net asset value; (d) the fees and expenses of calculating yield and/or performance of the Portfolios; (e) the charges and expenses of legal counsel and independent accountants; (f) all taxes and corporate fees payable to governmental agencies; (g) the fees of any trade association of which the Fund is a member; (h) reimbursement of the Portfolios' share of the organization expenses of the Portfolios or the Fund; (i) the fees and expenses involved in registering and maintaining registration of the Fund and the shares of the Portfolios with the Securities and Exchange Commission, registering the Fund as a broker or dealer and qualifying the shares of the Portfolios under state securities laws, including the preparation and printing of the registration statements and prospectuses for such purposes, allocable communications expenses with respect to investor services, all expenses of shareholders' and Board of Directors' meetings and preparing, printing and mailing proxies, prospectuses and reports to shareholders; (j) brokers' commissions, dealers' mark-ups and any issue or transfer taxes chargeable in connection with the Portfolios' transactions; (k) the cost of stock certificates representing shares of the Portfolios; (l) insurance expenses, including, but not limited to, the cost of a fidelity bond, directors and officers insurance and errors and omissions insurance; and (m) litigation and indemnification expenses, expenses incurred in connection with mergers, and other extraordinary expenses not incurred in the ordinary course of the Portfolios' business.

         5.  Compensation.

         (a) As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to Section 1 of this Agreement, the Fund, on behalf of the Bernstein Government Short Duration Portfolio, the Bernstein Short Duration Plus Portfolio, the Bernstein Intermediate Duration Portfolio, the Bernstein Diversified Municipal Portfolio, the Bernstein California Municipal Portfolio, and the Bernstein New York Municipal Portfolio, will pay the Adviser, promptly after the end of each month:

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         1.  A fee assessed at an annual rate of .50 of 1% of the amount of each
             Portfolio's average daily net assets that is up to, but not exceeding, $1,000,000,000; and

         2. A fee assessed at an annual rate of .45 of 1% of the amount of each Portfolio's average daily net assets that exceeds $1,000,000,000.

         If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

         (b) As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to Section 1 of this Agreement, the Fund, on behalf of the Bernstein Short Duration Diversified Municipal Portfolio, the Bernstein Short Duration California Municipal Portfolio, and the Bernstein Short Duration New York Municipal Portfolio, will pay the Adviser, promptly after the end of each month a fee assessed at an annual rate of .50 of 1% of the average daily net assets of each Portfolio during the month. If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

         (c) As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to Section 1 of this Agreement, the Fund, on behalf of the Bernstein Tax-Managed International Value Portfolio, and the Bernstein International Value Portfolio II, will pay the Adviser, promptly after the end of each month:

         1. A fee assessed at an annual rate of 1% of the Portfolio's average daily net assets that is up to, but not exceeding, $1,000,000,000;

         2. A fee assessed at an annual rate of .90 of 1% of the amount of the Portfolio's average daily net assets that is in excess of $1,000,000,000 up to, but not exceeding, $4,000,000,000;

         3. A fee assessed at an annual rate of .875 of 1% of the amount of the Portfolio's average daily net assets that is in excess of $4,000,000,000 up to, but not exceeding $6,000,000,000; and

         4. A fee assessed at an annual rate of .85 of 1% of the amount of the Portfolio's average daily net assets that exceeds $6,000,000,000.

         If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

         (d) As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to Section 1 of this Agreement, the Fund, on behalf of the Bernstein Emerging Markets Value Portfolio, will pay to the Adviser, promptly after the end of each month, a fee assessed at an annual rate of 1.25% of the average daily net assets of the Portfolio during the month. If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

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         6. Purchase and Sale of Securities. The Adviser shall purchase securities from or through and sell securities to or through such persons, brokers, or dealers as the Adviser shall deem appropriate in order to carry out the policy with respect to portfolio transactions as set forth in the Registration Statement and the current Prospectus or Statement of Additional Information covering the respective Portfolios, as amended from time to time, or as the Directors may direct from time to time. Nothing herein shall prohibit the Directors from approving the payment by the Fund of additional compensation to others for consulting services, supplemental research and security and economic analysis.

         7. Term of Agreement. This Agreement shall continue in effect with respect to any Portfolio for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the Act with regard to investment advisory contracts; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Portfolios, by the Fund, by the Board or, with respect to any Portfolio, by vote of a majority of the outstanding voting securities (as defined in the Act) of any Portfolio, or by the Adviser on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the Act).

         8. Miscellaneous. The Fund hereby agrees that if at any time the Adviser shall cease to act as investment adviser to any Portfolio or to the Fund, at the request of the Adviser (or its successor) the Fund shall take all steps necessary under law to change its corporate name to delete the reference to Sanford C. Bernstein or to delete the reference to Bernstein from the name of the Portfolio, and shall thereafter refrain from using such name with reference to any such Portfolio and, if applicable, the Fund.

         This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

         IN WITNESS WHEREOF, the Fund, on behalf of the Portfolios, and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SANFORD C. BERNSTEIN FUND, INC.
By: s/Roger Hertog, President

ALLIANCE CAPITAL MANAGEMENT L.P.
By:  Alliance Capital Management Corporation, General Partner
s/Mark R. Manley, Assistant Secretary

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